Exhibit 99.1


                Qualstar Appoints Andrew Farina as Vice President
                          and Chief Financial Officer


     SIMI VALLEY, Calif.--(BUSINESS WIRE)--Dec. 14, 2006--Qualstar(R) Corporation (Nasdaq:QBAK), a manufacturer of automated tape storage solutions, announced today that it has appointed Andrew A. Farina, 60, as the Company's Vice President and Chief Financial Officer, effective immediately.

     "We are delighted to welcome Andy Farina as Qualstar's new Vice President and CFO," commented William Gervais, President and Chief Executive Officer of Qualstar. "Andy brings more than 30 years of executive management acumen to Qualstar. He has proven leadership abilities along with excellent financial and accounting expertise. With experience as a public company CFO over the last decade, Andy is well suited to lead Qualstar's finance operation as we move ahead with our strategy to transition the Company towards the high-end of the tape library marketplace."

     Before joining Qualstar, from 1996 through 2005, Mr. Farina served as the Chief Financial Officer of 99 Cents Only Stores, a Los Angeles-based retailer of general merchandise. During his tenure, 99 Cents Only Stores grew from 36 stores and less than $200 million in annual sales to 226 stores and over $1 billion in annual sales. From 1993 through 1996, Mr. Farina served as Vice President Finance for Crown/BBK, Inc., a full service retail food distribution firm. Prior to this, Mr. Farina held the position of Vice President Finance for Benchmark Holdings, Inc., a manufacturer and distributor of plastic products.

     Mr. Farina received his MBA from California State Polytechnic University, a BS in Accounting from the University of Nevada Las Vegas and is a Certified Public Accountant in the state of California.

     About Qualstar Corporation

     Qualstar is a manufacturer of automated tape libraries used for backup, archival storage, data protection and disaster recovery. Its products are known throughout the world for their rugged, Simply Reliable design yielding years of trouble-free operation. Qualstar tape libraries are sold, installed and supported worldwide by selected Value Added Resellers, Systems Integrators, Distributors and Original Equipment Manufacturers. Qualstar also designs, manufactures and sells ultra small, high efficiency open-frame switching power supplies under the "N2Power" brand name to OEMs. Qualstar Corporation is publicly traded on the NASDAQ National Market under the symbol QBAK. More information is available at www.qualstar.com or by phone at 805-583-7744.


     CONTACT: Qualstar Corporation
              William Gervais, President & CEO, 805-583-7744 gervais@qualstar.com or
              Financial Relations Board
              Lasse Glassen, 310-854-8313 (General Information) lglassen@financialrelationsboard.com